Exhibit 99.2
ESB FINANCIAL CORPORATION

600 Lawrence Avenue
Ellwood City, Pennsylvania 16117
724.758.5584

PRESS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                                          CONTACT:

April 19, 2011                                                                                                                                                                      Frank D. Martz
                                                             Group Senior Vice President of Operations
                                                                (724) 758-5584

ESB FINANCIAL CORPORATION
ANNOUNCES SIX FOR FIVE STOCK SPLIT

Ellwood City, Pennsylvania.  ESB Financial Corporation (Nasdaq NMS: ESBF) announced today that the Board of Directors has declared a six-for-five stock split of the ESBF common stock, which is payable on May 16, 2011 to the stockholders of record at the close of business on May 5, 2011. Each stockholder is entitled to receive one additional share of ESBF common stock for each five shares held on the record date. As of April 19, 2011, there were 12,345,992 shares of common stock outstanding and 2,555 registered stockholders of record. The number of stockholders of record does not include the number of persons or entities who hold their stock in nominee or "street" name.

Charlotte A. Zuschlag, President and Chief Executive Officer, noted that the Company's record earnings from operations for the past two years, and strong earnings for the three months ended March 31, 2011, were reasons behind the announcement. The Company reported net income of $14.2 million for the year ended December 31, 2010, and net income of $3.7 million for the three months ended March 31, 2011.

Ms. Zuschlag stated, "This six-for-five stock split represents the tenth such stock split since the Company went public in June 1990. The Board of Directors declared this stock split in order to reflect the appreciation of the stock price since 1990 and to increase the number of outstanding shares. This should amplify trading activity, or float, in our common stock." Ms. Zuschlag also stated, "The Board is most pleased to announce this stock split. This stock split, combined with our maintaining the current payout of $0.10 per share quarterly cash dividend, effectively increases the cash payout to our stockholders by 20%." Ms. Zuschlag added that “the Company continues to repurchase shares of common stock through its stock buyback program.”

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.